EXHIBIT 99



Frankfort First Bancorp, Inc.

For Immediate Release January 20, 2004
Contact:  Don Jennings, President, or Clay Hulette, Vice President
            (502) 223-1638
            216 West Main Street
            P.O. Box 535
            Frankfort, KY 40602

                 FRANKFORT FIRST BANCORP, INC. RELEASES EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $217,000 or $0.17 diluted earnings per share for the three month period ended December 31, 2003, compared to $344,000 or $0.27 diluted earnings per share for the three month period ended December 31, 2002. This results in a 37.0% decrease in diluted earnings per share for the quarter ended December 31, 2003. Net earnings for the six month period ended December 31, 2003 were $468,000 or diluted earnings per share of $0.36 compared to net earnings of $718,000 or diluted earnings per share of $0.56 for the six month period ended December 31, 2002, a 35.7% decrease in net earnings, period to period.

     Net earnings for the current quarter decreased by $127,000 or 36.9% compared to the prior year largely due to a decrease in net interest income. Net interest income decreased by $101,000 or 11.1% for the three month period ended December 31, 2003 compared to the prior year period. Net interest income was affected by historically low market interest rates that continued to have radical effects on the Company's loan portfolio, which included borrowers refinancing for lower rates and downward adjustment of adjustable rate mortgages. During the quarter just ended, these market factors led to a reduction in the average rate earned on the loan portfolio. Over the two preceding fiscal years, these factors also had contributed to a reduction in the Company's loan portfolio, but at December 31, 2003, loans receivable, net had increased $2.9 million or 2.3% to $127.5 million compared to the June 30, 2003 level. Also contributing to the decrease in net earnings for the quarter was an increase of $75,000 or 18.1% in general, administrative and other expense, caused primarily by higher costs associated with the Company's pension plan and other employee benefits. President Don Jennings stated that while margin compression is affecting many financial institutions, the Company's earnings may have been impacted to a greater extent as management has continued to adhere to its longstanding techniques for managing interest rate risk, such as emphasizing investment in adjustable rate mortgages as opposed to purchasing or originating higher-yielding fixed rate investments. While this currently exacerbates the margin compression, such techniques should prove to be beneficial when market interest rates rise.

     The decrease in net earnings for the six month period ended December 31, 2003 is attributable to the same factors identified for the quarter then ended. Net interest income decreased $283,000 or 15.1% from period to period. General, administrative and other expense increased $76,000 or 9.1% for the six month period ended December 31, 2003 compared to the prior year period.

     At December 31, 2003, the Company reported its book value per share as $14.06 compared to $14.35 at June 30, 2003.

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At December 31, 2003 the Company had approximately 1,262,000 shares outstanding.


SUMMARY OF FINANCIAL
HIGHLIGHTS



CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                             December 31,  June 30,
                                 2003       2003
                               --------   --------
                       (In thousands, except per share data)
                              (Unaudited)  (Audited)
Assets
   Cash and Cash Equivalents   $    318   $  2,028
   Investment Securities          6,431      7,097
   Loans Receivable, net        127,503    124,596
   Other Assets                   4,603      4,615
                               --------   --------
        Total Assets           $138,855   $138,336
                               ========   ========

Liabilities
   Deposits                    $ 74,782   $ 75,622
   FHLB Advances                 44,936     43,017
   Other Liabilities              1,400      1,699
                               --------   --------
      Total Liabilities         121,118    120,338

Shareholders' Equity             17,737     17,998
                               --------   --------

Total Liabilities and Equity   $138,855   $138,336
                               ========   ========

Book Value Per Share           $  14.06   $  14.35
                               ========   ========

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                            Six months ended  Three months ended
                                               December 31,      December 31,
                                              2003     2002     2003     2002
                                             ------   ------   ------   ------
                                             (In thousands,     (In thousands,
                                               except per         except per
                                               share data)        share data)
                                              (Unaudited)         (Unaudited)

Interest Income                              $3,896   $4,497   $1,934   $2,196
Interest Expense                              2,299    2,617    1,127    1,288
                                             ------   ------   ------   ------
Net Interest Income                           1,597    1,880      807      908

Provision for Losses on Loans                    --       --       --       --
Other Operating Income                           25       44       13       24
General, Administrative, and Other Expense      911      835      489      414
                                             ------   ------   ------   ------

Earnings Before Federal Income Taxes            711    1,089      331      518
Federal Income Taxes                            243      371      114      174
                                             ------   ------   ------   ------
Net Earnings                                 $  468   $  718   $  217   $  344
                                             ======   ======   ======   ======

Basic Earnings Per Share                     $ 0.37   $ 0.58   $ 0.17   $ 0.28
Diluted Earnings Per Share                   $ 0.36   $ 0.56   $ 0.17   $ 0.27
Dividends Per Share                          $ 0.56   $ 0.56   $ 0.28   $ 0.28